                                                                       EXHIBIT 2

                                ESCROW AGREEMENT

      This ESCROW AGREEMENT (the "Agreement") dated as of September 26, 2005 among WLR RECOVERY FUND II, L.P., a Delaware limited partnership ("Fund II"), WLR RECOVERY FUND III, L.P., a Delaware limited partnership (together with Fund II, the "Purchaser"), with an address of 600 Lexington Avenue, 19th floor, New York, New York 10022, ZAPATA CORPORATION, a Nevada corporation (the "Selling Stockholder"), with an address of 100 Meridian Centre, Suite 350, Rochester, New York 14618 and Citibank N.A., a national banking association chartered under the laws of the United States of America, as escrow agent (the "Escrow Agent"). Capitalized terms used but not defined herein have the meanings assigned to them in the Purchase Agreement;

      WHEREAS, Purchaser and the Selling Stockholder have entered into a Stock Purchase Agreement (the "Purchase Agreement"), dated as of September 23, 2005, as amended, pursuant to which the Purchaser has agreed to purchase from the Selling Stockholder and the Selling Stockholder has agreed to sell to the Purchaser 4,162,394 shares (the "Purchased Shares") of common stock, par value $.01 per share of Safety Components International, Inc. ("Safety Components") on the terms and conditions therein; and

      WHEREAS, in accordance with the provisions of Section 1(d) of the Purchase Agreement, (a) Purchaser has agreed to deliver to the Escrow Agent the Purchase Price payable under the Purchase Agreement, and (b) the Selling Stockholder has agreed to deliver to the Escrow Agent the certificates representing the Purchased Shares and a stock power duly endorsed in blank, in each case to be held by the Escrow Agent in accordance with the terms and provisions of this Agreement;

      NOW THEREFORE, the parties hereto agree as follows:

1. ESCROW AGENT. The Purchaser and the Selling Stockholder hereby appoint and designate Citibank N.A., as escrow agent ("Escrow Agent") for the purposes set forth in this Agreement. (All references to the Escrow Agent, as that term is used in this Agreement, shall refer to the Escrow Agent solely in its capacity as an escrow agent under the terms of this Agreement, and not to it in any other capacity whatsoever whether as individual, agent, attorney, fiduciary, trustee or otherwise.) The Escrow Agent hereby accepts such appointment, and agrees to hold, invest, disburse and release all assets and property deposited with it hereunder (the "Escrowed Property") in accordance with the terms hereof.

2.          DEPOSITS.

      (a) Purchase Price. Within one business day following the execution of this Agreement (or such later date as the parties may agree in writing), the Purchaser shall deliver to the Escrow Agent by wire transfer of immediately available funds an amount of U.S.$51,197,446 to an escrow account designated by the Escrow Agent (the "Escrowed Purchase Price").

      (b) Shares and Distributions. Within one business day following the execution of this Agreement, the Selling Stockholder shall deliver to the Escrow Agent that certain share certificate of Safety Components number SCI0177 registered in the name of Selling Stockholder dated November 18, 2003 (the "Certificate") which represents the Purchased Shares, together with the relating stock powers duly endorsed in blank (the "Escrowed Shares"). If delivery of the Escrowed Shares shall be made other than by hand, Selling Stockholder shall ensure that the Certificate and the relating stock powers are delivered to Escrow Agent under separate cover. If during the term of this Escrow Agreement, a dividend or other distribution shall be made or issued upon or on account of any of the Escrowed Shares (excluding any payment made under a Tax Sharing and Indemnity Agreement between Safety Components and the Selling Stockholder, an "Escrowed Distribution"), Selling Stockholder shall, promptly upon receipt thereof and in any event with 3 business days deliver and surrender such Escrowed Distribution to the Escrow Agent to be retained by the Escrow Agent with the Escrowed Shares and eventually distributed therewith in accordance with the terms hereof. As long as the Escrowed Shares are held in escrow in accordance with this Agreement, the Selling Stockholder shall have the right to vote all Escrowed Shares and other rights as a stockholder with respect thereto.

      (c) Deposit of the Escrowed Purchase Price and the Escrowed Shares. The Escrow Agent shall have no duty or responsibility to solicit deposit of the Escrowed Purchase Price or the Escrowed Shares to the escrow account as required by this Agreement.

      (d) Investment of Purchase Price. The Escrow Agent shall invest and reinvest all funds received under this Agreement as directed in a written instruction (an "Investment Direction Letter") from the Purchaser in one of the following:

            (i)         the Citibank Institutional Market Deposit Account
                  ("MDA"), an FDIC insured money market deposit account of Citibank, N.A.,

            (ii)        United States Treasury Bills with a maturity of 30
                  days, or

            (iii)       as otherwise directed jointly in writing by the
                  Purchaser and the Selling Stockholder provided such investment can be accommodated by the Escrow Agent.

                  In the absence of an Investment Direction Letter, the Escrow Agent shall invest and reinvest all funds in (i) above. In addition, any residual cash which cannot be invested in (ii) or (iii) above and any cash awaiting investment in (ii) or
                  (iii) above shall be invested in (i) above. All interest or other income received in respect of the Escrowed Purchase Price or the Escrowed Distributions shall be added thereto and reinvested by Escrow Agent in accordance herewith until the Escrowed Property is distributed in accordance with Section 4 hereof.

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3.          DISTRIBUTION OF INTEREST AND OTHER INCOME, ALLOCATION OF TAXES.

      (a) At the time of the distribution in accordance with the terms of this Agreement, the Escrow Agent shall pay (i) to the party receiving Escrowed Purchase Price, in accordance with Section 4 hereof, all interest or other income received in respect thereof since the date of its deposit with the Escrow Agent, and (ii) to the party receiving Escrowed Distributions, in accordance with Section 4 hereof, all interest or other income received in respect thereof since the date of its deposit with the Escrow Agent.

      (b) All income accrued with respect to any interest or other income accrued in respect of the Escrowed Purchase Price shall be allocated by the Escrow Agent to the party receiving such Escrowed Purchase Price, in accordance with Section 4 hereof.

      (c) All income accrued with respect to any interest or other income accrued in respect of the Escrowed Distributions shall be allocated by the Escrow Agent to the party receiving such Escrowed Distributions, in accordance with Section 4 hereof.

      (d) In the event there shall exist, at the end of any calendar year, any undistributed income accrued in respect of any Escrowed Property, Purchaser and Selling Stockholder shall provide the Escrow Agent with joint instructions as to how such income should be attributed for 1099 reporting purposes.

4.          DISTRIBUTION OF ESCROW.

      (a) General. The Escrow Agent shall hold the Escrowed Property and shall not deliver any amounts thereof to any party other than
            (i) in accordance with Sections 4(b) and 4(c), (ii) pursuant to an Award (as defined below), or (iii) by depositing the Escrowed Property with a court of competent jurisdiction as provided in
            Section 5(h) below or successor escrow agent in accordance with
            Section 8 below. Immediately following the disbursement of the Escrowed Property in accordance with the terms and conditions of this Escrow Agreement, the Escrow Agent shall be released from all of its obligations hereunder.

      (b) Closing Conditions Satisfied. If the Purchaser or the Selling Stockholder delivers to the Escrow Agent a written notice (the "Closing Notice," a copy of which shall be simultaneously given to the other party) certifying that the closing conditions under Sections 6(a)(ii), 6(a)(iii), 6(a)(iv), 6(b)(ii), 6(b)(iii),
            6(b)(iv) and 6(b)(v) of the Purchase Agreement have been satisfied, the Escrow Agent shall, unless it receives a written notice from the other party objecting thereto or otherwise stating that a closing condition has not been satisfied ("Closing Objection Notice") within three (3) business days after receiving the Closing Notice, deliver on the fourth business day following the Escrow Agent's receipt of such Closing Notice (i) the Escrowed Purchase Price together with all interest and other earnings thereon to the Selling Stockholder by wire transfer of immediately funds in accordance with written wire transfer instructions provided by the Selling Stockholder, and
            (ii) the certificates representing the Purchased Shares, the stock powers duly endorsed in blank and the Distributions together with interest and earnings thereon to the Purchaser at the address set forth in Section 9(b).

      (c) Termination of Purchase Agreement. If the Escrow Agent receives a written notice ("Termination Notice) from either the Purchaser or the Selling Stockholder (a copy of which shall be simultaneously given to the other party) that it has terminated the Purchase Agreement pursuant to and in accordance with Section 7 thereof, and does not within ten (10) calendar days thereafter receive a written notice from the other party objecting to the release of the Escrowed Property ("Termination Objection Notice," a copy of which shall be simultaneously given to the other party), the Escrow Agent shall deliver on the eleventh calendar day following the Escrow Agent's receipt of such Termination Notice, the Escrowed Purchased Price together with the interest and other earnings thereon to the Purchaser by wire transfer of immediately available funds in accordance with written wire transfer instructions provided by the Purchaser and the Escrowed Shares to the Selling Stockholder at the address set forth in Section 9(b). If within 10 days following its receipt of a Termination Notice, the Escrow Agent receives a Termination Objection Notice, the Escrow Agent shall continue to hold the Escrowed Property until Escrow Agent receives a Settlement Memorandum or an Award is granted, in each case in accordance with Section 4(e).

      (d) Reliance by Escrow Agent. Subject to Escrow Agent's normal procedures, including the confirmation procedures contained in
            Section 9(a), Escrow Agent shall be entitled to rely conclusively on: (i) any Closing Notice or Termination Notice received by it in accordance with Section 4(d), after having given effect to the 3 business day and 10 day notice periods described therein; and (ii) any Closing Objection Notice or Termination Objection Notice received by it.

      (e)         Resolution of Dispute.

            (i)         In case there is delivered to the Escrow Agent either a
                  Closing Objection Notice or a Termination Objection Notice, the Purchaser and the Selling Stockholder shall endeavor to agree upon the rights of the respective parties with respect to the Escrowed Property. If the parties should so agree, a memorandum (a "Settlement Memorandum") setting forth such agreement and containing instructions to the Escrow Agent shall be prepared, signed by both parties and furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely conclusively on any such Settlement Memorandum. In addition, notwithstanding any of the provisions herein to the contrary, the Escrow Agent shall disburse the Escrowed Property from time to time as the Purchaser and the Selling Stockholder shall jointly notify the Escrow Agent in writing, promptly after receipt by the Escrow Agent of a joint written notice from the Purchaser and the Selling Stockholder.

            (ii)        If a dispute over the Escrow Agent's duties with respect
                  to the disposition of the Escrowed Property has not been finally resolved in accordance with procedure of Section 4(e)(i), any such dispute shall be settled by filing a demand for arbitration with the American Arbitration Association ("AAA"). Such dispute shall then be settled by one (1) arbitrator having reasonable experience in corporate finance transactions of the type provided for in this Agreement to be chosen by the AAA. The arbitration will be conducted on an expedited basis in accordance with the Commercial Rules of the AAA in effect on the date a demand for arbitration is filed with the AAA. The Arbitrator shall, within 10 business days of his designation, deliver a report to the Selling Stockholder, the Purchaser and the Escrow Agent containing the Arbitrator's conclusions regarding the final disbursement of the Escrowed Property (the "Award"), which Award shall contain detailed instructions to Escrow Agent as to the disbursement of such Escrowed Property. The Award shall be final, conclusive and binding on the parties. Judgement on the Award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The place of arbitration shall be in either Rochester, New York or New York, New York. The prevailing party shall be entitled to an award of reasonable attorney fees.

5.          RIGHTS, OBLIGATIONS AND INDEMNIFICATION OF ESCROW AGENT.

      (a) The Escrow Agent shall neither be responsible for or under, nor chargeable with knowledge of, the terms and conditions of any other agreement, instrument or document executed between/among the parties hereto. This Agreement sets forth all of the obligations of the Escrow Agent, and no additional obligations shall be implied from the terms of this Agreement or any other agreement, instrument or document.

      (b) The Escrow Agent may act in reliance upon any instructions, notice, certification, demand, consent, authorization, receipt, power of attorney or other writing delivered to it by any other party without being required to determine the authenticity or validity thereof or the correctness of any fact stated therein, the propriety or validity of the service thereof, or the jurisdiction of the court issuing any judgement or order. The Escrow Agent may act in reliance upon any signature believed by it to be genuine, and may assume that such person has been properly authorized to do so.

      (c) Each of the parties, jointly and severally, agrees to reimburse the Escrow Agent on demand for, and to indemnify and hold the Escrow Agent harmless against and with respect to, any and all loss, liability, damage or expense (including, but without limitation, attorneys' fees, costs and disbursements) that the Escrow Agent may suffer or incur in connection with this Agreement and its performance hereunder or in connection herewith, except to the extent such loss, liability, damage or expense arises from its willful misconduct or gross negligence as adjudicated by a court of competent jurisdiction. The Escrow Agent shall have the further right at any time and from time to time to charge, and reimburse itself from, the Escrowed Property hereunder.

      (d) The Escrow Agent may consult with legal counsel of its selection in the event of any dispute or question as to the meaning or construction of any of the provisions hereof or its duties hereunder, and it shall incur no liability and shall be fully protected in acting in accordance with the opinion and instructions of such counsel. Each of the parties, jointly and severally, agrees to reimburse the Escrow Agent on demand for such legal fees, disbursements and expenses and in addition, the Escrow Agent shall have the right to reimburse itself for such fees, disbursements and expenses from the Escrowed Property hereunder.

      (e) The Escrow Agent shall be under no duty to give the Escrowed Property by it hereunder any greater degree of care than it gives its own similar property.

      (f) The Escrow Agent shall invest the property held in escrow in such a manner as directed herein, which may include deposits in Escrow Agent and mutual funds advised, serviced or made available by Escrow Agent or its affiliates even though Escrow Agent or its affiliates may receive a benefit or profit therefrom. THE PARTIES TO THIS AGREEMENT ACKNOWLEDGE THAT NON-DEPOSIT INVESTMENT PRODUCTS ARE NOT OBLIGATIONS OF, OR GUARANTEED, BY ESCROW AGENT NOR ANY OF ITS AFFILIATES; ARE NOT FDIC INSURED; AND ARE SUBJECT TO INVESTMENT RISKS, INCLUDING THE POSSIBLE LOSS OF PRINCIPAL AMOUNT INVESTED. ONLY DEPOSITS IN THE UNITED STATES ARE SUBJECT TO FDIC INSURANCE.

      (g) The Escrow Agent shall have no obligation to invest or reinvest the Escrowed Property if all or a portion of such property is deposited with the Escrow Agent after 11:00 AM Eastern Time on the day of deposit. Instructions to invest or reinvest that are received after 11:00 AM Eastern Time will be treated as if received on the following business day in New York. The Escrow Agent shall have the power to sell or liquidate the foregoing investments whenever the Escrow Agent shall be required to distribute amounts from the escrow property pursuant to the terms of this Agreement. Requests or instructions received after 11:00 AM Eastern Time by the Escrow Agent to liquidate all or any portion of the escrowed property will be treated as if received on the following business day in New York. The Escrow Agent shall have no responsibility for any investment losses resulting from the investment, reinvestment or liquidation of the escrowed property, as applicable, provided that the Escrow Agent has made such investment, reinvestment or liquidation of the escrowed property in accordance with the terms, and subject to the conditions of this Agreement.

      (h) In the event of any disagreement between/among any of the parties to this agreement, or between/among them or either or any of them and any other person, resulting in adverse claims or demands being made in connection with the subject matter of the Escrowed Property, or in the event that the Escrow Agent, in good faith, be in doubt as to what action it should take hereunder, the Escrow Agent may, at its option, refuse to comply with any claims or demands on it, or refuse to take any other action hereunder, so long as such disagreement continues or such doubt exists, and in any such event, the Escrow Agent shall not become liable in any way or to any person for its failure or refusal to act, and the Escrow Agent shall be entitled to continue so to refrain from acting until (i) the rights of all parties shall have been fully and finally adjudicated by a court of competent jurisdiction, or (ii) all differences shall have been adjusted and all doubt resolved by agreement among all of the interested persons, and the Escrow Agent shall have been notified thereof in writing signed by all such persons. The Escrow Agent shall have the option, after 30 calendar days' notice to the other parties of its intention to do so, to file an action in interpleader requiring the parties to answer and litigate any claims and rights among themselves. The rights of the Escrow Agent under this paragraph are cumulative of all other rights which it may have by law or otherwise.

6. TAX REPORTING. The Escrow Agent shall make payments of income earned on the Escrowed Property as provided herein. Each such payee shall provide to the Escrow Agent an appropriate W-9 form for tax identification number certification or a W-8 form for non-resident alien certification. The Escrow Agent shall be responsible only for income reporting to the Internal Revenue Service with respect to income earned on the escrowed property.

7. FEES, EXPENSES AND CHARGES. The Purchaser and the Selling Stockholder shall be jointly and severally liable for the fees, expenses and charges of the Escrow Agent in accordance Schedule A attached hereto, including reasonable fees, expenses and charges of counsel engaged by it in connection with the execution of this Agreement and its services under this Agreement, which fees, expenses and charges shall be payable on demand. The Purchaser and the Selling Stockholder agree between themselves to bear equally all those fees, expenses and charges.

8. RESIGNATION OF ESCROW AGENT, SUCCESSOR. The Escrow Agent may, in its sole discretion, resign and terminate its position hereunder at any time following 30 calendar days' written notice to the parties to the Escrow Agreement herein. Any such resignation shall terminate all obligations and duties of the Escrow Agent hereunder. On the effective date of such resignation, the Escrow Agent shall deliver this Escrow Agreement together with any and all related instruments or documents to any successor Escrow Agent agreeable to the parties, subject to this Escrow Agreement herein. If a successor Escrow Agent has not been appointed prior to the expiration of 30 calendar days following the date of the notice of such resignation, the then acting Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor Escrow Agent, or other appropriate relief. Any such resulting appointment shall be binding upon all of the parties to this Agreement.

9.          MISCELLANEOUS.

      (a) Escrow Agent's Right to Confirm Instructions. In the event funds transfer instructions are given (other than in writing at the time of execution of this Agreement), whether in writing, by telecopier or otherwise, the Escrow Agent is authorized to seek confirmation of such instructions by telephone call back to the person or persons designated in incumbency certificates for each party delivered by the parties concurrently herewith, and the Escrow Agent may rely upon the confirmations of anyone purporting to be the person or persons so designated. To assure accuracy of the instructions it receives, the Escrow Agent may record such call backs. If the Escrow Agent is unable to verify the instructions, or is not satisfied with the verification it receives, it will not execute the instruction until all issues have been resolved. The persons and telephone numbers for call backs may be changed only in writing actually received and acknowledged by the

            Escrow Agent. The parties agree to notify the Escrow Agent of any errors, delays or other problems within 30 calendar days after receiving notification that a transaction has been executed. If it is determined that the transaction was delayed or erroneously executed as a result of the Escrow Agent's error, the Escrow Agent's sole obligation is to pay or refund such amounts as may be required by applicable law. In no event shall the Escrow Agent be responsible for any incidental or consequential damages or expenses in connection with the instruction. Any claim for interest payable will be at the Escrow Agent's published savings account rate in effect in New York, New York.

      (b) Notices. All notices, requests, claims, demands and other communications hereunder shall be communicated in writing, mailed by first class mail, delivered by hand at the address (or such other address for a party as such party may specify by written notice given pursuant hereto) set forth below:

      ESCROW AGENT:     Citibank, N.A.
                        The Citigroup Private Bank
                        120 Broadway, 2nd Floor
                        New York, NY 10271
                        Phone: 212.804.5468
                        Facsimile: 212.804.5401
                        Attention: John P. Howard, Vice President

      PURCHASER:        WLR Recovery Fund II, L.P.
                        WLR Recovery Fund III, L.P.
                        c/o WL Ross & Co. LLC
                        600 Lexington Avenue
                        19th floor
                        New York, New York 10022
                        Facsimile: (212) 317-4891
                        Attention: Mr. Wilbur L. Ross, Chairman

                        With copies (which shall not constitute notice) to:

                        Jones Day
                        222 East 41st Street
                        New York, NY 10017
                        Facsimile: (212) 755-7306
                        Attention: Robert A. Profusek, Esq.

      THE SELLING       Zapata Corporation
      STOCKHOLDER :     100 Meridian Centre
                        Suite 350
                        Rochester, New York 14618
                        Facsimile: (585) 242-8677
                        Attention: Leonard DiSalvo, VP- Finance and Chief
                        Financial Officer

                        With a copy (which shall not constitute notice) to:

                        Woods Oviatt Gilman LLP
                        700 Crossroads Building
                        2 State Street
                        Rochester, New York 14614
                        Telephone: 585.987.2800
                        Facsimile: 585.987.2901
                        Attention: Gordon E. Forth, Esq.

The Escrow Agent shall provide monthly account statements and transaction advices to all parties identified in this Section 9(b) unless instructed otherwise in writing by the party in question.

Notwithstanding any of the foregoing, any computation of a time period which is to begin after receipt of a notice by the Escrow Agent shall run from the date of receipt by it.

      (c) No Waivers; Remedies. No failure or delay by the any party in exercising any right, power or privilege under this Agreement shall operate as a waiver of the right, power or privilege. A single or partial exercise of any right, power or privilege shall not preclude any other or further exercise of the right, power or privilege or the exercise of any other right, power or privilege. The rights and remedies provided in this Agreement shall be cumulative and not exclusive of any rights or remedies provided by law.

      (d) Amendments, Etc. No amendment, modification, termination, or waiver of any provision of this Agreement and no consent to any departure by a party from any provision of this Agreement, shall be effective unless it shall be in writing and signed and delivered by the other parties, and then it shall be effective only in the specific instance and for the specific purpose for which it is given.

      (e) Successors and Assigns; No Third Party Beneficiaries, Etc. All provisions hereof shall inure to the benefit of and be binding upon, the parties hereto and their successors and assigns. No other parties shall have any rights under or be entitled to enforce this Agreement.

      (f) Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without reference to conflicts of law principles. Any litigation between the parties involving this Agreement shall be adjudicated in a court located in either Monroe County or New York County, New York. The parties hereby irrevocably consent to the jurisdiction and venue of such courts, including with respect to any interpleader proceeding or proceeding for the appointment of a successor escrow agent the Escrow Agent may commence pursuant to this Agreement.

      (g) Counterparts and Facsimile Signatures. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if all signatures were on the same instrument. This Agreement may be executed by facsimile signature transmitted to any other party by electronic transmission. The parties shall be bound by a facsimile signature once transmitted to another party. The latter transmission of an originally executed copy of any such document shall not invalidate any signature previously given by electronic transmission.

      (h) Severability of Provisions. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of the prohibition or unenforceability without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of the provision in any other jurisdiction.

      (i) Entire Agreement. This Agreement contains the entire agreement between the Purchaser, the Selling Stockholder and the Escrow Agent as to the subject matter hereof. There are no other agreements, arrangements or undertakings, oral or written, between the parties hereto relating to the subject matter hereof or to the Purchase Agreement.

      (j) Force Majeure. The Escrow Agent shall not incur any liability for not performing any act or fulfilling any obligation hereunder by reason of any occurrence beyond its control (including, but not limited to, any provision of any present or future law or regulation or any act of any governmental authority, any act of God or war or terrorism, or the unavailability of the Federal Reserve Bank wire services or any electronic communication facility).

      (k) Use of Name. No printed or other material in any language, including prospectuses, notices, reports, and promotional material which mentions "Citibank" by name or the rights, powers, or duties of the Escrow Agent under this Agreement shall be issued by any other parties hereto, or on such party's behalf, without the prior written consent of the Escrow Agent, except as may be required of Selling Stockholder under the federal securities laws to report the transactions contemplated by the Purchase Agreement.

      IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

                                   WLR RECOVERY FUND II, L.P.

                                   By: WLR Recovery Associates, II
                                       LLC, as its General Partner

                                   By: /s/ David H. Storper
                                       ----------------------------
                                       David H. Storper
                                       Principal Member

                                   WLR RECOVERY FUND III, L.P.

                                   By: WLR Recovery Associates, III
                                       LLC, as its General Partner

                                   By: /s/ David H. Storper
                                       ----------------------------
                                       David H. Storper
                                       Principal Member

                                   ZAPATA CORPORATION

                                   By: /s/ Leonard DiSalvo
                                       ------------------------------
                                   Name: Leonard DiSalvo
                                   Title: VP-Finance and Chief Financial Officer

                                   CITIBANK N.A.

                                   By: /s/ Kerry M. McDonough
                                       -----------------------------------
                                   Name: Kerry M. McDonough
                                   Title: Vice President

                                   SCHEDULE A

                           ESCROW AGENT FEE SCHEDULE

ESCROW AGREEMENT BY AND AMONG WLR RECOVERY FUND III, L.P., ZAPATA CORPORATION
AND

                         CITIBANK, N.A. AS ESCROW AGENT

ACCEPTANCE FEE

To cover the acceptance of the Escrow Agency appointment, the study of the Escrow Agreement, and supporting documents submitted in connection with the execution and delivery thereof, and communication with other members of the working group:

      $1,500.00 ONE TIME FEE, PAYABLE UPON ACCOUNT FUNDING

ADMINISTRATION FEE

To cover maintenance of the Escrow Account including safekeeping of assets, normal administrative functions of the Escrow Agent, including maintenance of the Escrow Agent's records, follow-up of the Escrow Agreement's provisions, and any other duties required by the Escrow Agent under the terms of the Escrow
Agreement:

      $15,000.00 per annum or any portion of a year thereof, payable in full upon escrow account funding and annually on the anniversary date of the Agreement thereafter

1099 TAX PREPARATION FEE

To cover preparation of Form 1099 for each calendar year:

      WAIVED

TRANSACTION FEES

To cover all checks, wire transfers, postage and overnight delivery charges incurred by the Escrow Agent as required under the terms and conditions of the Escrow Agreement:

      WAIVED

LEGAL FEES

      AT COST, IF APPLICABLE.

OTHER FEES

      $2,500 per amendment, when necessary

DATE SUBMITTED: 23 September 2005